                                                                    EXHIBIT 4.14

    SECOND SUPPLEMENTAL INDENTURE dated as of December  , 1996 between
Heartland Wireless Communications, Inc., a Delaware corporation (the "Company"), and First Trust of New York, National Association, as trustee (the "Trustee") under the Indenture dated as of April 26, 1995 (as amended by the supplemental indenture dated October 7, 1995, and as further amended, supplemented or modified from time to time, the "Indenture").

    Pursuant to the Indenture, the Company has issued its 13% Senior Notes due 2003 (the "Notes"). Section 10.02 of the Indenture provides, INTER ALIA, that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of Notes of not less than a majority in aggregate principal amount of the Notes then outstanding (the "Required Consent"). The Company has solicited consents to the substance of this Supplemental
Indenture upon the terms and subject to the conditions set forth in its Consent Solicitation Statement dated October 29, 1996, as amended by the Supplements to Consent Solicitation Statement dated November 13, 1996,
November 18, 1996, November 21, 1996 and November 27, 1996 (hereinafter referred to collectively as the "Consent Solicitation"). The Company has obtained the Required Consent to the substance of this Second Supplemental Indenture.

    In order to effect the amendments contemplated by the Consent Solicitation in accordance with Section 10.02 of the Indenture, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:


                                      ARTICLE 1

                             AMENDMENTS TO THE INDENTURE

    SECTION 1.1. AMENDMENTS TO SECTION 1.01. (a) Section 1.01 of the Indenture is hereby amended by adding thereto the following definitions, to be inserted therein in alphabetical order:

         "Additional Consent Payments" means payments to Holders of $55 for each $1000 principal amount of Notes with respect to which such Holders have delivered consents pursuant to, and prior to the Expiration Date set forth in, the Consent Solicitation Statement of the Company dated October 29, 1996, as thereafter amended.

         "Permitted Assets" means Wireless Cable Related Assets related to wireless cable systems (i) in the United States and containing a maximum of 250,000 households within a 35-mile radius of the licensed transmission site associated with such system, at least 15% of which households are unpassed

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                                         -2-

    by traditional hard-wire cable (as supported by an Officer's Certificate),
    (ii) owned by the Company as of November 30, 1996 or (iii) owned by Television Interactiva del norte, SA de C.V. (but only, with respect to Investments in assets named in this clause (iii), up to the amount of $3.0 million after November 30, 1996).

    (b) Section 1.01 of the Indenture is hereby further amended by deleting therefrom the definition of "Investments" in its entirety and substituting therefor the following:

         "Investments" means with respect to any Person on any date of determination, the outstanding amount of, (i) all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and (ii) all acquisitions by such Person of assets to be used in the Wireless Cable Business (other than any such acquisitions of equipment made in the ordinary course of such Person's business) and other than any acquisition or lease (and any deposit required to be made in connection therewith) of additional channel rights on or after the Issue Date in any wireless cable market or "Basic Trading Area" (as defined by Rand McNally) in which the Company and its Subsidiaries (A) as of the date of the Indenture, have channel rights, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified, non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing (provided, however, that simultaneously with the payment of the Additional Consent Payments, the immediately preceding references to "Issue Date" and "date of the Indenture" shall become "November 30, 1996"), or (B) as of the date of such acquisition or lease, have rights with respect to at least eight wireless cable channels, whether by way of license, lease with a channel license holder, lease with a channel license applicant, lease with a qualified, non-profit educational organization that plans to apply for a channel license or option to acquire any of the foregoing); PROVIDED, HOWEVER, that until the date on which the ratio of Annualized EBITDA to Consolidated Interest Expense equals or exceeds 1.75 to 1.00, or until the payment by the Company of the Additional Consent Payments, the aggregate amount of such acquisitions and leases (and deposits) of such additional channel rights shall not exceed $12.5 million.

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                                         -3-

    (c) Section 1.01 of the Indenture is hereby further amended by deleting therefrom the definition of "Permitted Liens" in its entirety and substituting therefor the following:

    "Permitted Liens" means:

         (i) Liens on (x) the Escrow Account and all funds and securities therein securing only the Notes equally and ratably or (y) other assets of the Company or any Subsidiary thereof securing only the Notes equally and ratably;

         (ii) Liens to secure Bank Indebtedness incurred by the Company or the Subsidiaries in compliance with Section 4.08 and Guarantees incurred by the Subsidiaries in compliance with clause (iv) of the second paragraph of
    Section 4.08 executed in connection therewith;

         (iii) Liens on the property of the Company or its Subsidiaries created solely for the purpose of securing purchase money obligations incurred in compliance with this Indenture; provided that (a) such property so acquired is for use in lines of business related to the Company's or its Subsidiaries' business as it exists immediately prior to the issuance of the related Indebtedness, (b) no such Lien shall extend to or cover other property or assets of the Company and its Subsidiaries other than the respective property so acquired and (c) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property or assets;

         (iv) Liens on the property or assets of a Subsidiary acquired after the Issue Date or on property or assets acquired in an asset purchase transaction with a Person that is not an Affiliate created solely to secure the obligations that financed the acquisition of such Subsidiary or such property and assets; provided that (a) no such Lien shall extend to or cover property or assets of the Company and its Subsidiaries other than the property or assets of the Subsidiary so acquired or the property or assets so acquired and (b) no such Lien shall extend to the Capital Stock of any Subsidiary so acquired and (c) the principal amount of Indebtedness secured by any such Lien shall not exceed the original purchase price of such Subsidiary or such property or assets;

         (v) Liens on the assets of any entity existing at the time such entity or assets are acquired by the Company or any of its Subsidiaries, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens (a) are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Company or any of its Subsidiaries and (b) do not extend to any other property of the Company or any of its Subsidiaries;

         (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds or landlords', carriers', warehousemen's mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as required by GAAP shall have been made therefor;

         (vii)   Liens existing on the date of this Indenture;

         (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

         (ix) Liens in favor of any Federal governmental authority on any wireless cable channels or "Basic Trading Area" (as defined by Rand McNally) licenses acquired by the Company or any of its Subsidiaries in an auction or other sale, provided that such wireless cable channels or "Basic Trading Area" licenses are within the United States; and

         (x) Liens on any escrow account, and all funds and securities therein, securing indebtedness incurred by the Company or the Subsidiaries pursuant to clause (xi) of Section 4.08; and

         (xi) extensions or renewals of any Liens referred to in clauses (i) through (ix) above, provided that such extension or renewal does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended or renewed.

         Notwithstanding the foregoing, Permitted Liens may not extend to the Escrow Account or the Escrow and Disbursement Agreement.

    SECTION 1.2. AMENDMENT TO SECTION 4.07. Section 4.07 of the Indenture is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

         SECTION 4.07. LIMITATION ON RESTRICTED PAYMENTS.

         The Company and its Subsidiaries may not, directly or indirectly (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Wholly-Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Subsidiaries (other than any such Equity Interests owned by the Company or a Wholly-Owned Subsidiary); (iii) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu or subordinated in right of payment to the Notes, except in accordance with the scheduled repayment provisions set forth in the original documentation governing such Indebtedness; or (iv) in a single transaction or a series of related transactions, until the date on which the ratio of Annualized EBITDA to Consolidated Interest Expense equals or exceeds 1.75 to 1.00, make Investments in a cumulative amount for the Company and all of its Subsidiaries, in excess of (A) the sum of (1) $10.0 million, and
    (2) 100% of the Net Proceeds received by the Company from the issue or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or similar trust and other than Disqualified Stock) (provided, however, that simultaneously with the payment of the Additional Consent Payments, Investments made prior to November 30, 1996 shall be excluded from clause
    (iv), the $10.0 million amount shall be increased to $15.0 million and the Net Proceeds referred to in (2) above shall relate only to the issue or sale of Equity Interests subsequent to November 30, 1996) less (B) the cumulative amount of Net Proceeds received by the Company from the issue or sale of Equity Interests of the Company that has been applied to make Restricted Payments (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:
    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable fiscal quarter, the Company could incur $1.00 of additional Indebtedness pursuant to the Annualized
    Cash Flow Ratio test in Section 4.08; and (c) such Restricted

    Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date, is less than the sum of: (x) 50% of the Consolidated Net Income (or if Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned from the first day of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment, plus (y) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or similar trust and other than Disqualified Stock or the Net Proceeds from the sale of Equity Interests applied to make Investments in accordance with this covenant) since the Issue Date. Notwithstanding the foregoing, the Company and its Subsidiaries may not, subsequent to the payment by the Company of the Additional Consent Payments, directly or indirectly, make any Investment in Wireless Cable Related Assets other than Permitted Assets, except as permitted under clause (xv) of the following paragraph.

         Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Indenture: (ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale for cash or Marketable Securities (other than to a Subsidiary of the Company) of other Equity Interests of the Company that are not Disqualified Stock;
    (iii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase of Capital Stock of the Company (including options, warrants or other rights to acquire such Capital Stock) from employees or former employees or former employees of the Company or any Subsidiary thereof pursuant to any employment agreement, management equity subscription agreement or stock option plan or similar agreement in effect as of the Issue Date or entered into in the ordinary course of business for consideration which, when added to all loans made pursuant to clause (iv) below during the fiscal year and then outstanding, does not exceed $0.5 million in the aggregate in any fiscal year or $2.5 million in the aggregate over the life of the Notes; (iv) so long as no Default or Event of Default shall have occurred and be continuing, the making of loans and advances to employees of the Company or any Subsidiary thereof in the ordinary course of business which, when added to the aggregate consideration paid pursuant to clause (iii) above during the same fiscal year, does not exceed $0.5 million in any fiscal year or $2.5 million in the aggregate over the life of the Notes: provided that upon repayment of such loans or advances made after the Issue Date, such repaid amounts shall no longer be included in the principal amount of loans and advances made to employees; (v) so long as no Default or Event of Default shall have occurred and be continuing, a Permitted Refinancing; (vi) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, retirement or other acquisition of Equity Interests of a Subsidiary of the Company for
    (A) Equity Interests of the Company that are not Disqualified Stock or
    (B) up to $1.0 million in the aggregate over the life of the Notes of cash consideration; (vii) the payment of funds to satisfy or discharge any liability or obligation incurred by the Company as a result of its joint and several liability as a general partner for all third-party liabilities and obligations of RuralVision Joint Venture, if any; (viii) the acquisition by the Company of the Cross Country Sale Assets; (ix) the acquisition by the Company of the Tulsa, Oklahoma wireless cable market from USWS; (x) the acquisition by the Company of the Amarillo, Texas market from U.S. Wireless; (xi) the payment of dividends on Preferred Stock of Subsidiaries outstanding on the Issue Date; (xii) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company from U.S. Wireless for a consideration comprised of the note receivable related to the U.S. Wireless Loan; (xiii) Investments in Wireless Cable Related Assets made with the Net Cash Proceeds from an Asset Sale made in compliance with the first paragraph of Section 4.12 (whether such Asset Sale shall have been consummated prior to or after the Issue Date) or otherwise permitted by Section 4.12, provided that if such Investment had been acquired in a simultaneous swap or exchange for the assets disposed of in such Asset Sale, such swap or exchange would have complied with the provisions of the third paragraph under Section 4.12; (xiv) Investments that constitute part of an Asset Sale transaction consummated in compliance with or otherwise permitted by the provisions of the third paragraph under
    Section 4.12; (xv) Investments in the Wireless Cable Business acquired in consideration for the issuance of Equity Interests of the Company (other than Disqualified Stock) and cash paid in lieu of the issuance of fractional shares and in satisfaction of any applicable dissenter's or appraisal rights (provided that such Investments need not be in Permitted Assets); and (xvi) the consummation of any of the Transactions. The amounts referred to in clauses (i), (ii), (iii), (iv) and (vi) shall be included as Restricted Payments in any computation made pursuant to clause
    (c) above.

    Restricted Payments shall be deemed not to include Permitted Payments and Permitted Investments.

         Not later than the making of any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 4.07 were computed.

    SECTION 1.3. AMENDMENT OF SECTION 4.08. Section 4.08 of the Indenture is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

         SECTION 4.08.  LIMITATION ON INDEBTEDNESS.

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided that the Company (but not its Subsidiaires) may incur Indebtedness if (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Annualized Cash Flow Ratio of the Company as of the date of such incurrence or issuance shall not exceed (x) 7.0 to 1.0 if such incurrence or issuance occurs on or prior to the second anniversary of the Issue Date and (y) 5.0 to 1.0 if such incurrence or issuance occurs thereafter.

         The foregoing limitation will not apply to: (i) Indebtedness evidenced by the Notes and this Indenture; (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness, other than any Existing Indebtedness required to be repaid with proceeds of the sale of the Units; (iii) the incurrence by the Company and its Subsidiaries of Bank Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $25.0 million (such amount to be increased to $50.0 million simultaneously with the payment by the Company of the Additional Consent Payments) (less the amount of any then-outstanding Preferred Stock of Subsidiaries issued to refinance Indebtedness to the extent such amount has not been applied to reduce the amount of Indebtedness permitted under clause (vii) below), as such amount may be permanently reduced as specified in Section 4.12, and reduced by the amount of any outstanding Guarantee incurred pursuant to clause (iv) below; provided that no Default or Event of Default shall have occurred and be continuing at the time of such incurrence; (iv) the Guarantee by the Subsidiaries of Bank Indebtedness permitted to be incurred by the Company pursuant to the immediately preceding paragraph; (v) Indebtedness of the Company issued to any Wholly-Owned Subsidiary; provided that (a) any such Indebtedness is unsecured and is subordinated to the Notes and (b) that any subsequent issuance or transfer of any Capital Stock which results in any Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any transfer of such Indebtedness to a Person not a Wholly-Owned Subsidiary will be deemed an incurrence of such Indebtedness; (vi) Indebtedness of a Subsidiary issued to and held by the Company or any Wholly-Owned Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock which results in a Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any transfer of such Indebtedness to a Person not a Wholly-Owned Subsidiary of the Company will be deemed an incurrence of such Indebtedness; (vii) the incurrence by the Company or its Subsidiaries of additional Indebtedness in an aggregate principal amount not to exceed $ 15.0 million at any one time outstanding (less the amount of any then-outstanding Preferred Stock of Subsidiaries issued to refinance Indebtedness to the extent such about has not been applied to reduce the amount of Indebtedness permitted under clause (iii) above) (provided, however, that simultaneously with the payment by the Company of the Additional Consent Payments, only the incurrence of indebtedness subsequent to November 30,1996 shall be included in the computation of the $15.0 million amount set forth in this clause (vii)); (viii) the incurrence
    (a "Permitted Refinancing") by the Company and its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness incurred pursuant to the Annualized Cash Flow Ratio test above or pursuant to clauses (ii),
    (iii), (iv), (v) and (vii) above and clause (xi) below ("Refinancing Indebtedness"), provided that: (a) the net proceeds of such Refinancing Indebtedness shall not exceed the principal amount of and required premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) and reasonable expenses incurred in connection therewith; (b) the Refinancing Indebtedness shall have a final maturity later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (c) if the Indebtedness being extended, refinanced, renewed, replaced or refunded is subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being so extended, refinanced, renewed, replaced or refunded; (ix) the incurrence of obligations in respect of Interest Rate Agreements relating to Indebtedness to the extent that the notional principal amount of such obligation does not exceed the aggregate principal amount of the Indebtedness to which such Interest Rate Agreement relates;
    (x) the incurrence by the Company or any of its Subsidiaries of Indebtedness owing to a Federal governmental authority relating to the purchase of wireless cable channels in an auction or other sale (or Indebtedness satisfying the requirements of (viii)(b) above issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace or refund, such Indebtedness) in an amount not to exceed in the aggregate $30.0 million at any one time outstanding; or (xi) simultaneously with or subsequent to the payment by the Company of the Additional Consent Payments, Indebtedness, in an aggregate principal amount not to exceed $125.0 million, to be evidenced by notes which shall have a final maturity later than and a Weighted Average Life to Maturity greater than the final maturity and Weighted Average Life to Maturity of the Notes. The Company and its Subsidiaries may incur Acquired Debt only in compliance with this covenant.

    SECTION 1.4. AMENDMENT OF SECTION 4.12. Section 4.12 of the Indenture is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

         Section 4.12. Limitation on Asset Sales.

         (a) The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or if the Fair Market Value of such assets exceeds $20.0 million, the Company shall receive from an investment banking firm of national standing a written opinion in customary form as to the fairness, to the Company, of such Asset Sale) and (ii) at least 80% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale shall be cash or Marketable Securities and is received at the time of such disposition. Upon the consummation of an Asset Sale, the Company may apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof either (A) to prepay any Bank Indebtedness and, in the case of any Bank Indebtedness under any revolving credit facility, to effect a permanent reduction in the availability under such revolving credit facility, (B) to reinvest in Wireless Cable Related Assets (provided that, on and after the payment by the Company of the Additional Consent Payments, such Wireless Cable Related Assets must be Permitted Assets) or (C) to a combination of prepayment and investment permitted by the foregoing clauses
    (A) and (B). On the 181st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (A), (B) or (C) of the preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B) or (C) of the preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash
    Proceeds thereof shall be applied in accordance with this covenant.

         (b) Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $5.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Subsidiaries aggregates at least $5.0 million, at which time the Company shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $5.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

         (c) Notwithstanding the two immediately preceding paragraphs (a) and (b), the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 95% of the consideration for such Asset Sale, other than cash consideration, constitutes assets used in the business of the Company and its Subsidiaries on the date of such transaction (provided that, on and after the payment by the Company of the Additional Consent Payments, such assets must be Permitted Assets), (ii) such Asset Sale is for Fair Market Value (as determined in good faith by the Company's Board of Directors or if the Fair Market Value of such assets exceeds $20.0 million, the Company shall receive from an investment banking firm of national standing a written opinion in customary form as to the fairness, to the Company, of such Asset Sale) and (iii) the assets acquired in such an Asset Sale have historically generated revenues in an amount at least equal to (1) the revenues attributable to the assets disposed of in such Asset Sale, multiplied by (2) a fraction, the numerator of which is the amount of consideration other than cash consideration received in such Asset Sale, and the denominator of which is the total amount of consideration received in such Asset Sale (provided that the requirements of this clause (iii) shall cease to be of any effect simultaneously with the payment of the Additional Consent Payments); provided that any consideration received by the Company or its Subsidiaries, as the case may be, in an Asset Sale permitted to be consummated under this paragraph that does not constitute assets to be used in the operations of the Company or its Subsidiaries shall constitute Net Cash Proceeds which are subject to the provisions of the two preceding paragraphs. In addition, notwithstanding the two immediately preceding paragraphs, the Company will be permitted (i) to consummate the Wireless One Transaction without complying with such paragraphs, (ii) to sell the Call Markets to Wireless One or Wireless One LCC without complying with such paragraphs, (iii) to sell any or all of the RuralVision Sale Assets on or prior to December 31, 1995 without complying with such paragraphs, (iv) to sell any or all of the assets acquired in the AWS Transaction, the CableMaxx Transaction or the TechniVision Transaction on or prior to the first anniversary of the consummation of each such Transaction without complying with such paragraphs, (v) to sell any or all of the assets acquired by way of an Investment permitted by clause (xv) of the second paragraph of Section 4.07 on or prior to the first anniversary of the consummation of such acquisition without complying with such paragraphs and (vi) to sell, in a single transaction or a series of transactions, assets for up to $25.0 million of non-cash consideration (provided, that simultaneously with the payment of the Additional Consent Payments, the $25.0 million amount referred to in this clause (vi) shall be computed only with respect to sales occurring after November 30, 1996), provided, in the case of clauses (iii), (iv), (v) and
    (vi) that the Company receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or if the Fair Market Value of such assets exceeds $20.0 million, the Company shall receive from an investment banking firm of national standing a written opinion in customary form as to the fairness, to the Company, of such Asset Sale).

         (d) Each Net Proceeds Offer will be mailed within 25 days following the Net Proceeds Offer Trigger Date to the record Holders as shown on the register of Holders, at their last registered addresses as of a date within 15 days of the mailing of such notice, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

         (1)     that the Net Proceeds Offer is being made pursuant to Section
    4.12 and that all Notes tendered will be accepted for payment; PROVIDED, HOWEVER, that if the aggregate principal amount of Notes tendered in a Net Proceeds Offer plus accrued interest at the expiration of such offer exceeds the aggregate amount of the Net Proceeds Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or multiples thereof shall be purchased);

         (2) The purchase price (including the amount of accrued interest) and the purchase date (which shall be 20 Business Days from the date of mailing of notice of such Net Proceeds Offer, or such longer period as required by law) (the "Proceeds Purchase Date");

         (3)     that any Note not tendered will continue to accrue interest;

         (4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Proceeds Purchase Date;

         (5) that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Proceeds Purchase Date;

         (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Proceeds Purchase Date, a facsimile transmission or written letter, signature guaranteed, setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

         (7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; PROVIDED, HOWEVER, that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

         On or before the Proceeds Purchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer which are to be purchased in accordance with item (b)(1) above, (ii) deposit with the Paying Agent, in accordance with Section 2.14, U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes to be purchased, (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof being purchased by the Company and (iv) deliver to the Paying Agent an Officers' Certificate specifying the Notes or portions thereof being purchased by the Company and the payees of the purchase price. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest, if any. For purposes of this Section 4.12, the Trustee shall act as the Paying Agent.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the foregoing provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the foregoing provisions of this Indenture by virtue thereof.

                                      ARTICLE 2

                                    MISCELLANEOUS

    SECTION 2.1  INCORPORATION OF SECOND SUPPLEMENTAL INDENTURE, RATIFICATION
OF INDENTURE. All of the provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as otherwise expressly modified herein, the Indenture shall remain in full force and effect and is hereby ratified.

    SECTION 2.2 HEADINGS. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

    SECTION 2.3 COUNTERPART ORIGINALS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them taken together represent the same agreement.

    SECTION 2.4 CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed on TIA Section 318(c), the imposed duties shall control.

    SECTION 2.5. SUCCESSORS. All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

    SECTION 2.6. BENEFITS OF SUPPLEMENTAL INDENTURE.  Nothing in this
Second Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

    SECTION 2.7. DEFINED TERMS. Unless otherwise defined in this Second Supplemental Indenture, all terms used in this Second Supplemental Indenture which are defined in the Indenture shall have the meanings ascribed to them in the Indenture.

    SECTION 2.8 NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of the Consent Solicitation, the Consents or this Second Supplemental

Indenture. The recitals contained herein are recitals of the Company, and the Trustee makes no representation with respect thereto and shall have no responsibility therefor.

    SECTION 2.9 GOVERNING LAW. The Internal law of the State of New York shall govern and be used to construe this Second Supplemental Indenture without regard to principles of conflict of laws.

    IN WITNESS WHEREOF, the Company and the Trustee have caused this Second Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

                                       HEARTLAND WIRELESS
                                       COMMUNICATIONS, INC.


[SEAL]                                 By:/s/David D. Hagey
                                          -----------------
                                        Name:  David D. Hagey
Attest:                                 Title:  Vice President & Controller



/s/J. Curtis Henderson
----------------------
Name: J. Curtis Henderson
Title:  Vice President & General Counsel





                                       FIRST TRUST OF NEW YORK,
                                       NATIONAL ASSOCIATION


[SEAL]                                 By:
                                           -------------------------------
                                           Name:
Attest:                                    Title:



___________________________
Name:
Title: